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                                 Exhibit 10.38

October 22, 1993
6-1162-RLL-475R


International Lease Finance Corporation
1999 Avenue of the Stars, 39th Floor
Los Angeles, CA  90067

     Subject:  Letter Agreement No. 6-1162-RLL-475R to
               Purchase Agreement No. 1768 -
               Flexibility Matters

Gentlemen:

     Reference is made to Purchase Agreement No. 1768 dated as of December 15, 1992 between The Boeing Company (Boeing) and International Lease Finance Corporation (Buyer) relating to Boeing Model 747-400 aircraft (hereinafter referred to as the Aircraft).

     All terms used and not defined herein shall have the same meaning as in the Agreement.

1.  Right of Substitution.

     Notwithstanding that at the time of execution of the Purchase Agreement, Buyer has selected the engines to power the Aircraft, Buyer shall have the right to change its selection of engine manufacturer and engine type by so advising Boeing no later than twenty-four (24) months prior to the scheduled month of delivery of the Aircraft in question, subject to the offerability of the proposed airframe/engine combination under consideration and the receipt by Boeing of appropriate commitments from the respective engine manufacturers. In the event of such change in engine selection, Buyer shall reimburse Boeing for any cancellation charges from the engine manufacturer or costs incurred by Boeing as a result of such change. The price of the substitute engines shall be the then-current price quoted by the engine manufacturer at the time of substitution unless otherwise agreed by the parties, except in the case of the substitution of another model of General Electric (GE) 80C2-series engines on the GE Aircraft. In case of substitution of another model of GE 80C2- series engines, the following engine pricing provisions shall be applicable.

     The following definitions shall apply:

     "Aircraft Engine Basic Price" - basic price of the engine selected to power the Aircraft as set forth in the definitive agreement to purchase the Aircraft.

     "Substitute Engine Price" - basic price of the 80C2-series engine selected to power the Substitute Aircraft as quoted

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by GE at the time of entering into the definitive agreement to purchase the
Substitute Aircraft.

     "Aircraft Engine Price" - basic price of the 80C2-B4 engine as quoted by GE at the time of entering into the definitive agreement to purchase the Substitute Aircraft.

     "Delta Engine Price" - shall be determined by subtracting from the Substitute Engine Price the Aircraft Engine Price.

     The price of engines to be used in determining the basic price of the Substitute Aircraft shall be equal to the Aircraft Engine Base Price increased by the Delta Engine Price if the Substitute Engine Price is greater than the Aircraft Engine Price or decreased by the Delta Engine Price if the Substitute Engine Price is less than the Aircraft Engine Price.

     The engine escalation amount to be added to the basic price of the Substitute Aircraft at the time of delivery to determine the engine escalation element of the purchase price of the Substitute Aircraft shall be equal to:

     (i) the engine escalation amount determined for the Aircraft Engine utilizing the Aircraft Engine Basic Price and the escalation provisions for such Engine as set forth in the definitive agreement to purchase the Aircraft plus or minus

     (ii) the escalation amount of the Delta Engine Price determined by utilizing the GE engine escalation provisions in effect at the time the parties enter into the definitive agreement to purchase the Substitute Aircraft and applicable to the Substitute Engine. The Delta Engine Price will be substituted for the engine basic price in such GE escalation provisions. If the Delta Engine Price is added to the Aircraft Engine Basic Price, the above escalation is added to the Substitute Aircraft basic price. If the Delta Engine Price is subtracted from the Aircraft Engine Basic Price, the above escalation is subtracted from the Substitute Aircraft basic price.

2.  Right of Substitution.

     Buyer shall have the right to substitute in lieu of one of the Aircraft a Boeing Model 747-400 Freighter (hereinafter referred to as the "Substitute Aircraft"), on a one for one basis, subject to the following terms and conditions.

     2.1 Buyer agrees to notify Boeing that it is considering the substitution of Aircraft provided herein as soon as possible after such substitution comes under consideration by Buyer and the parties shall thereupon commence technical discussions relating to configuration of the Substitute Aircraft.

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     2.2  Buyer shall provide Boeing with its written or telegraphic notice of its election to substitute aircraft and the parties shall execute a definitive agreement for the Substitute Aircraft no later than twenty-four (24) months prior to the then-current scheduled month of delivery of the Aircraft for which substitution is being made.

     2.3 The delivery of the Substitute Aircraft shall occur during the same general time period as the Aircraft for which substitution is being made, unless otherwise agreed by the parties, and shall be subject to the availability of delivery positions for the Substitute Aircraft in the time period in question.

     2.4 Upon receipt of notice from Buyer of its election to substitute, Boeing shall submit to Buyer a proposal for the Substitute Aircraft which shall contain the terms and conditions, not inconsistent herewith, applicable to the manufacture and sale of such Substitute Aircraft to Buyer.

3.  *

4.  Purchase Agreement and Detail Specification Revision.

     In the event of a substitution or rescheduling of an Aircraft as contemplated herein, Boeing and Buyer agree that within thirty (30) days after receipt by Boeing or Buyer's notice thereof, or within such other time as the parties may mutually agree, the parties will execute appropriate documents reflecting the effects of such substitution or rescheduling on the Purchase Agreement terms, including but not limited to the effects on the Basic Price, Purchase Price, Advance Payment Base Price and applicable engine and airframe escalation provisions.

5. Letter Agreement No. 6-1162-KAC-475 is cancelled and superseded by this Letter Agreement no. 6-1162-RLL-475R.

* PURSUANT TO 17 CFR 240.24b-2, CONFIDENTIAL INFORMATION HAS BEEN OMITTED AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

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6.  *

     Boeing and Buyer agree that the provisions of * shall apply to this Letter Agreement.


                                            Very truly yours,

                                            THE BOEING COMPANY



                                            By   R. Leo Lyons

                                            Its  Attorney-In-Fact


ACCEPTED AND AGREED TO this
12th day of November, 1993

INTERNATIONAL LEASE FINANCE
CORPORATION



By   Steven Udvar-Hazy

Its  President and CEO

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